Exhibit 2.1
UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF SOUTH CAROLINA
CHARLESTON DIVISION

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IN RE: AQUEOUS FILM-FORMING	)	MDL No. 2:18-mn-2873
FOAMS PRODUCTS LIABILITY	)
LITIGATION	)
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CLASS ACTION SETTLEMENT AGREEMENT
This Settlement Agreement (including its Exhibits) is entered into, subject to Preliminary and Final Approval of the Court, as of June 30, 2023 (the “Settlement Date”), by and among (i) Class Representatives, individually and on behalf of the Settlement Class Members, by and through Class Counsel, and (ii) defendants The Chemours Company, The Chemours Company FC, LLC, DuPont de Nemours, Inc., Corteva, Inc., and E.I. DuPont de Nemours and Company n/k/a EIDP, Inc. (each, a “Settling Defendant” and collectively, “Settling Defendants”).
1.    RECITALS
1.1.    WHEREAS, Class Representatives are Public Water Systems that have filed or unfiled actions against Settling Defendants and other defendants, which filed actions are currently pending in the above-captioned multi-district litigation (as further defined below, the “MDL”);1
1.2.    WHEREAS, Class Representatives have alleged that they have suffered harm resulting from the presence of PFAS in Drinking Water and that Settling Defendants are liable for damages and other forms of relief to compensate for such harm;
1.3.    WHEREAS, the Parties agree and Class Counsel have a reasonable basis to believe that the Settling Defendants collectively comprise a very small share of MDL defendants’ total alleged PFAS-related liabilities, on the order of approximately 3-7%;
1.4.    WHEREAS, in addition to the MDL, certain other litigation is pending against Settling Defendants asserting Released Claims (collectively with the MDL, as further defined below, the “Litigation”);
1.5.    WHEREAS, Settling Defendants deny the allegations in the Litigation and all other allegations relating to the Released Claims, and deny that they have any liability to Class Representatives, the Settlement Class, or any Settlement Class Member for any Claims of any kind, and would assert a number of legal and factual defenses against such Claims if they were litigated to conclusion (including against certification of any purported class for litigation purposes);
1     Terms not otherwise defined herein are defined in Section 2 of this Settlement Agreement.

1.6.    WHEREAS, Class Counsel, Class Representatives, and Settling Defendants have engaged in extensive, arm’s-length negotiations, including negotiations facilitated by a Court-appointed mediator, and have, subject to the Preliminary and Final Approval of the Court as provided for herein, reached an agreement to settle and release all Released Claims, on the terms and conditions set forth below;
1.7.    WHEREAS, Class Representatives and Class Counsel have concluded, after a thorough investigation and after carefully considering the relevant circumstances, including the Claims asserted, the legal and factual defenses thereto, and the applicable law, the burdens, risks, uncertainties, and expense of litigation, as well as the fair, cost-effective, and assured method of resolving the Claims, that it would be in the best interests of Settlement Class Members to enter into this Settlement Agreement in order to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for Settlement Class Members, and further, that Class Representatives and Class Counsel consider the Settlement set forth herein to be fair, reasonable, and adequate and in the best interests of Settlement Class Members; and
1.8.    WHEREAS, Settling Defendants, while continuing to deny any violation, wrongdoing, or liability with respect to any and all Claims asserted in the Litigation and all other Released Claims, either on their part or on the part of any of the Released Persons, have concluded that they will enter into this Settlement Agreement solely to avoid the expense, inconvenience, and distraction of further litigation.
1.9.    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED by the Parties, subject to the Preliminary and Final Approval of the Court, as follows:
2.    DEFINITIONS
As used in this Settlement Agreement and its Exhibits, the following capitalized terms have the defined meanings set forth below. Unless the context requires otherwise, (a) words expressed in the masculine include the feminine and gender neutral, and vice versa; (b) the word “will” has the same meaning as the word “shall”; (c) the word “or” is not exclusive; (d) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”; (e) references to any law include all rules, regulations, and sub-regulatory guidance promulgated thereunder; (f) the terms “include,” “includes,” and “including” are deemed to be followed by “without limitation”; and (g) references to dollars or “$” are to United States dollars.
2.1.    “AFFF” means aqueous film-forming foam.
2.2.    “Allocated Amount” means the amount of the Settlement Funds payable to the Qualifying Settlement Class Member at issue.
2.3.    “Allocation Procedures” means the process set forth in Exhibit C to this Settlement Agreement for determining the Allocated Amount payable to individual Qualifying Settlement Class Members from the Settlement Funds.
2.4.    “Business Day” means any day other than a Saturday, Sunday, or legal holiday in the United States of America as defined by Federal Rule of Civil Procedure 6(a)(6).
2.5.    “Claim-Over” has the meaning set forth in Paragraph 12.7.1 of this Settlement Agreement.

2.6.    “Claims” means any past, present or future claims, counterclaims, cross-claims, actions, rights, remedies, causes of action, liabilities, suits, proceedings, demands, damages, losses, payments, judgments, verdicts, debts, dues, sums of money, liens, costs and expenses (including attorneys’ fees and costs), accounts, reckonings, bills, covenants, contracts, controversies, agreements, obligations, promises, requests, assessments, charges, disputes, performances, warranties, omissions, grievances, or monetary impositions of any sort, in each case in any forum and on any theory, whether legal, equitable, regulatory, administrative or statutory, arising under federal, state, or local common law, statute, regulation, guidance, ordinance, or principles of equity, filed or unfiled, asserted or unasserted, fixed, contingent, or non-contingent, known or unknown, discovered or undiscovered, suspected or unsuspected, foreseen, foreseeable, unforeseen, or unforeseeable, matured or unmatured, accrued or unaccrued, ripened or unripened, perfected or unperfected, choate or inchoate, developed or undeveloped, liquidated or unliquidated, now recognized by law or that may be created or recognized in the future by statute, regulation, judicial decision or in any other manner, including any of the foregoing for direct damages, indirect damages, consequential damages, incidental damages, punitive or exemplary damages, statutory and other multiple damages or penalties of any kind, or any other form of damages whatsoever, any request for declaratory, injunctive, or equitable relief, strict liability, joint and several liability, restitution, abatement, subrogation, contribution, indemnity, apportionment, disgorgement, reimbursement, attorneys’ fees, expert fees, consultant fees, fines, penalties, expenses, costs or any other legal, equitable, civil, administrative, or regulatory remedy whatsoever, and whether direct, representative, derivative, class or individual in nature.
2.7.    “Claims Administrator” shall mean the independent neutral third-party Person selected and Court-appointed pursuant to Paragraph 8.3 of this Settlement Agreement responsible for allocating and distributing the Settlement Funds fairly and equitably amongst all Qualifying Settlement Class Members in accordance with the Allocation Procedures.
2.8.    “Claims Form” means the document or online form, in the form attached as Exhibit D to this Settlement Agreement, that Settlement Class Members are required to file to receive a payment under this Settlement Agreement as specified in Paragraph 11.4 of this Settlement Agreement.
2.9.    “Claims Period” means the period of time Settlement Class Members shall have to submit a Claims Form following the Effective Date.
2.10.    “Class Counsel” means, pending Court appointment, Michael A. London and the law firm of Douglas & London, 59 Maiden Lane, 6th Floor, New York, NY 10038; Scott Summy and the law firm of Baron & Budd, 3102 Oak Lawn Avenue, Suite 1100, Dallas, Texas, 75219; Paul J. Napoli and the law firm of Napoli Shkolnik, 1302 Ponce de Leon, San Juan, Puerto Rico 00907; Elizabeth A. Fegan and the law firm of Fegan Scott LLC, 150 S Wacker Dr., 24th Floor Chicago, Il 60606; and such other counsel as the Court may appoint to represent the Settlement Class.
2.11.    “Class Representatives” means City of Camden Water Services; City of Brockton; City of Sioux Falls; California Water Service Company; City of Delray Beach; Coraopolis Water & Sewer Authority; Verona; Dutchess County Water and Wastewater Authority and Dalton Farms Water System; South Shore; City of Freeport; Martinsburg Municipal Authority; Seaman Cottages; Village of Bridgeport; City of Benwood; Niagara County; City of Pineville; City of Iuka; and City of Amory, or such other or different Persons as may be appointed by the Court as the representatives of the Settlement Class.

2.12.    “CMO No. 3” means Case Management Order No. 3 (Entry No. 72) entered by the Court in the MDL on April 26, 2019.
2.13.    “Code” means the Internal Revenue Code of 1986, as amended.
2.14.    “Community Water System” means a Public Water System that has at least 15 service connections used by year-round residents or regularly serves at least 25 year-round residents. A “Community Water System” shall include the owner and/or operator of that system.
2.15.    “Court” means the United States District Court for the District of South Carolina.
2.16.    “Drinking Water” means water that has entered or is provided by a Public Water System, including water collected, treated, or stored by a Public Water System for distribution to customers or users.
2.17.    “Effective Date” means the date of Final Judgment.
2.18.    “Entity” means any public entity, agency or office, including any county, municipality, local government, public utility, public corporation, or equivalent of any of the foregoing (or official of any of the foregoing acting in such capacity).
2.19.    “Escrow Agent” means the Person identified in Paragraph 7.1.2 of this Settlement Agreement.
2.20.    “Escrow Agreement” means the agreement by and among Class Counsel, the Settling Defendants, the Escrow Agent, and the Special Master attached as Exhibit H to this Settlement Agreement.
2.21.    “Final Approval” means the Court’s entry of the Order Granting Final Approval.
2.22.    “Final Fairness Hearing” means the hearing scheduled by the Court to consider the fairness, reasonableness, and adequacy of the Settlement Agreement under Federal Rule of Civil Procedure 23(e)(2) and to determine whether the Order Granting Final Approval should be entered. The date of the Final Fairness Hearing shall be set by the Court and communicated to the Settlement Class Members in a Court-approved Notice under Federal Rule of Civil Procedure 23(c)(2).
2.23.    “Final Judgment” means that the Order Granting Final Approval has become final and non-appealable and shall occur on (a) the day following the expiration of the deadline for appealing the entry by the Court of the Order Granting Final Approval (or for appealing any ruling on a timely motion for reconsideration of such Order Granting Final Approval, whichever is later), if no such appeal is filed; or (b) if an appeal of the Order Granting Final Approval is filed (i) the date upon which all appellate courts with jurisdiction (including the United States Supreme Court by petition for certiorari) affirm such Order Granting Final Judgment, or deny any such appeal or petition for certiorari, such that no further appeal is possible, or (ii) if no appeal is filed from the appellate court decision obtained pursuant to clause (i), the day following the expiration of the deadline for filing a petition for certiorari to the United States Supreme Court.
2.24.    “Inactive Water System” means a Public Water System that is not currently active in that it does not actively produce Drinking Water on a regular basis and is not expected to resume operation within the year. Inactive Water Systems include systems that have gone out of business or been merged into other Drinking Water systems.

2.25.    “IRS” means the U.S. Internal Revenue Service.
2.26.    “Litigation” means collectively the MDL and all other pending litigation brought by or on behalf of a Releasing Person against a Released Person involving Released Claims.
2.27.    “MDL” means collectively all cases filed in or transferred to In Re: Aqueous Film-Forming Foams Products Liability Litigation, MDL No. 2:18-mn-2873 (D.S.C.)
2.28.    “Non-Released Person” means any Person other than the Released Persons.
2.29.    “Non-Transient Non-Community Water System” means a Public Water System that is not a Community Water System and that regularly serves at least 25 of the same people over 6 months per year. A “Non-Transient Non-Community Water System” shall include the owner and/or operator of that system.
2.30.    “Notice” means the Court-approved form of the notice, substantially similar to the form attached as Exhibit E to this Settlement Agreement, advising Settlement Class Members of their rights with respect to this Settlement Agreement in accordance with Paragraph 9.4 of this Settlement Agreement.
2.31.    “Notice Administrator” means the Person or Persons selected according to Paragraph 8.1 of this Settlement Agreement responsible for developing and administering the Notice Plan for this Settlement.
2.32.    “Notice Plan” means the plan for distribution of Notice, including direct mail and publication, as appropriate, which is set forth in Exhibit G to this Settlement Agreement and subject to Court approval as set forth in Paragraph 9.2.1 of this Settlement Agreement.
2.33.    “Objection” has the meaning set forth in Paragraph 9.6 of this Settlement Agreement.
2.34.    “Order Granting Final Approval” means an order, in the form attached as Exhibit B to this Settlement Agreement, with any modifications acceptable to all Class Representatives and Settling Defendants in their individual discretion, entered by the Court finally certifying the Settlement Class under Federal Rule of Civil Procedure 23(b)(3) for settlement purposes only, approving the terms and conditions of this Settlement Agreement in all respects under Federal Rule of Civil Procedure 23(e), entering judgment dismissing the Litigation as to the Released Persons, and including such other provisions as set forth in Exhibit B and described in Paragraph 9.8 of this Settlement Agreement.
2.35.    “Order Granting Preliminary Approval” means an order, in the form attached as Exhibit A to this Settlement Agreement, with any modifications acceptable to all Class Representatives and Settling Defendants in their individual discretion, entered by the Court preliminarily certifying the Settlement Class under Federal Rule of Civil Procedure 23(b)(3) for settlement purposes only, approving the terms and conditions of this Settlement Agreement, and including such other provisions as set forth in Exhibit A and described in Paragraph 9.2.1 of this Settlement Agreement.
2.36.    “Parties” means Settling Defendants, Class Representatives, and Class Counsel. To the extent that Settling Defendants or Class Representatives discharge any of their obligations under this Settlement Agreement through agents, the actions of those agents shall be considered the actions of the Parties.

2.37.    “Person” means any type of person or entity, whether natural, legal, private or public.
2.38.    “PFAS” includes, for purposes of this Settlement Agreement only, any fluorinated organic substance that contains one or more carbon atoms on which at least one of the hydrogen substituents has been replaced by a fluorine atom, and which is included in the United States Environmental Protection Agency’s list of “Per- and Polyfluoroalkyl Substances” to be monitored in its fifth Unregulated Contaminant Rule, codified at 40 C.F.R. § 141.40(a)(3) or is a per- or polyfluoroalkyl ether-based substance. Solely for purposes of this Agreement, “PFAS” also includes, in addition to all substances described in the preceding sentence (along with each substance’s conjugate acid and any salts, derivatives, isomers, or combinations thereof), perfluorooctanoic acid (“PFOA”), per- and polyfluoroalkyl acids (and any salts thereof), per- and polyfluoroalkyl halides, per- and polyfluoroalkyl alcohols, per- and polyfluoroalkyl olefins, per- and polyfluoroalkane sulfonyl fluorides (including any acids and salts thereof), perfluoroalkyl iodides, per- and polyfluoroalkyl ether-based substances, fluoropolymers, perfluoropolyethers, per- and polyfluoroalkanes, side-chain fluorinated aromatics, per- and polyfluorinated phosphates and phosphonates, per- and polyfluorinated sulfonamides, per- and polyfluorinated urethanes, and chemical precursors and degradation products of all such substances, including fluorinated monomers, polymers and side-chain fluorinated polymers and metabolites of all such substances, as well as any substance asserted to be PFAS in Litigation. It is the intention of this agreement that the definition of PFAS be as broad, expansive, and inclusive as possible.
2.39.    “Preliminary Approval” means the Court’s entry of the Order Granting Preliminary Approval.
2.40.    “Public Water System” means a system for the provision of water to the public for human consumption through pipes or other constructed conveyances, if such system has at least fifteen (15) service connections or regularly serves at least twenty-five (25) individuals. Such term includes (i) any collection, treatment, storage, and distribution facilities under control of the operator of such system and used primarily in connection with such system, and (ii) any collection or pretreatment storage facilities not under such control which are used primarily in connection with such system. A “Public Water System” shall include the owner and/or operator of that system and, for purposes of Paragraph 5.1.1 only, shall also include any Entity that is legally responsible for funding (by statute, regulation, other law, or contract), other than a State or the federal government, a Public Water System described in clauses (a) or (b) of such Paragraph or has authority to bring a Claim on behalf of such a Public Water System. For purposes of this Settlement Agreement, “Public Water System” includes Community Water Systems, Non-Transient Non-Community Water Systems, and Transient Non-Community Water Systems (including, in each case, Inactive Water Systems).
2.41.    “Qualified Settlement Fund” means the qualified settlement fund described in Paragraph 7.1, which shall be established within the meaning of Treasury Regulations § 1.468B-1 for purposes of receiving the net funds for distribution to Settlement Class Members who have been found eligible to participate in the Settlement as agreed upon by the Parties and set forth in this Settlement Agreement.
2.42.    “Qualifying Settlement Class Members” means Settlement Class Members who submit a Claims Form that satisfies the requirements of Paragraph 11.4 and who have been determined by the Claims Administrator, under the oversight of the Special Master, to be eligible under the Allocation Procedures to receive an Allocated Amount.

2.43.    “Released Claims” has the meaning set forth in Paragraph 12.1 of this Settlement Agreement.
2.44.    “Released Persons” means Settling Defendants and (a) all past or present, direct or indirect, predecessors, successors (including successors by merger or acquisition), parents (including intermediate parents and ultimate parents), subsidiaries, affiliated or related companies or business entities, divisions, partnerships, or joint ventures of each Settling Defendant; and (b) all past or present officers, directors, shareholders, employees, partners, trustees, representatives, agents, servants, insurers, attorneys, subrogees, predecessors, successors, or assignees of any of the above.
2.45.    “Releasing Persons” means (a) Settlement Class Members; (b) each of their past, present, or future, direct or indirect, predecessors, successors (including successors by merger or acquisition), departments, agencies, divisions, districts, parents, subsidiaries, affiliates, boards, owners, or operators; (c) any past, present, or future officer, director, employee, trustee, board member, shareholder, representative, agent, servant, insurer, attorney, subrogee, predecessor, successor, or assignee of any of the above, individually or in their official, corporate, or personal capacity; (d) anyone in privity with or acting on behalf of any of the foregoing, including in a representative or derivative capacity; (e) any Person, other than a State or the federal government, that is legally responsible for funding (by statute, regulation, other law, or contract) a Settlement Class Member or has authority to bring a Claim on behalf of a Settlement Class Member, or to seek recovery for harm to a Public Water System within the Settlement Class or the ability of such system to provide safe or compliant Drinking Water; and (f) any Person, other than a State or the federal government, seeking recovery on behalf of a Settlement Class Member or seeking recovery for harm to a Public Water System within the Settlement Class or the Public Water System’s ability to provide safe or compliant Drinking Water.
2.46.    “Request for Exclusion” has the meaning set forth in Paragraph 9.7 of this Settlement Agreement.
2.47.    “Restitution Amount” has the meaning set forth in Paragraph 11.5.1 of this Settlement Agreement.
2.48.    “Settlement” means the settlement of the Released Claims provided for by this Settlement Agreement.
2.49.    “Settlement Agreement” means this document, which describes the Settlement between and among the Parties and the Settlement Class, and all Exhibits attached hereto.
2.50.    “Settlement Amount” means one billion one hundred eighty-five million dollars ($1,185,000,000).
2.51.    “Settlement Class” has the meaning set forth in Paragraph 5.1 of this Settlement Agreement.
2.52.    “Settlement Class Member” means any Public Water System or Entity that is a member of the Settlement Class; provided, however, that the term Settlement Class Member does not include any Public Water System or Entity that would otherwise be a Settlement Class Member but files and serves a timely and valid Request for Exclusion pursuant to Paragraph 9.7 of this Settlement Agreement.
2.53.    “Settlement Date” has the meaning set forth in the preamble to this Settlement Agreement.

2.54.    “Settlement Funds” means the amount of funds in the Qualified Settlement Fund.
2.55.    “Settling Defendants” has the meaning set forth in the preamble to this Settlement Agreement.
2.56.    “Settling Defendants’ Counsel” means Wachtell, Lipton, Rosen & Katz, Kirkland & Ellis LLP, and Cravath, Swaine & Moore LLP, or any other law firm so designated in writing by Settling Defendants.
2.57.    “Special Master” means the Person selected and Court-appointed pursuant to Paragraph 8.7 of this Settlement Agreement who is responsible for overseeing the Claims Administrator in reviewing, analyzing, and approving Claims Forms, as well as for allocating and distributing the Settlement Funds to Qualifying Settlement Class Members pursuant to the Allocation Procedures.
2.58.    “State” means any state of the United States, the District of Columbia, the Commonwealth of Puerto Rico, American Samoa, Guam, the U.S. Virgin Islands, and the Commonwealth of the Northern Mariana Islands, including each such Entity’s Attorney General’s office.
2.59.    “Summary Notice” means the summary notice, in the form attached as Exhibit F to this Settlement Agreement, advising Settlement Class Members of their rights with respect to this Settlement Agreement in accordance with Paragraph 9.4 of this Settlement Agreement.
2.60.    “Taxes” has the meaning set forth in Paragraph 7.2.2 of this Settlement Agreement.
2.61.    “Tax Expenses” has the meaning set forth in Paragraph 7.2.2 of this Settlement Agreement.
2.62.    “Termination Refund” has the meaning set forth in Paragraph 9.9.2 of this Settlement Agreement.
2.63.    “Test Site” means groundwater well, surface water intake, and any other intake point from which the Public Water System draws or collects Drinking Water. For the avoidance of doubt, for each such Test Site, the water to be tested is raw water, i.e., a water sample drawn from a location within the Test Site that is ahead of any treatment.
2.64.    “Testing Methodology” has the meaning set forth in Paragraph 12.6.1 of this Settlement Agreement.
2.65.    “Threshold A” through “Threshold K” shall each refer to a threshold to be set forth in a separate letter agreement between Class Representatives and Settling Defendants to be filed under seal with the Court.
2.66.    “Transient Non-Community Water System” means any Public Water System that is not a Community Water System and that does not regularly serve at least 25 of the same nonresident persons per day for more than six months per year. A “Transient Non-Community Water System” shall include the owner and/or operator of that system.
2.67.    “UCMR 5” means the U.S. EPA’s fifth Unregulated Contaminant Monitoring Rule, published at 86 Fed. Reg. 73131.

2.68.    “UCMR 5 Deadline” means (i) December 31, 2025, or (ii) such later date to which the deadline for completion of sample collection under UCMR 5 may be extended by the U.S. EPA.
2.69.    “U.S. EPA” means the United States Environmental Protection Agency.
2.70.    “Walk-Away Right” has the meaning set forth in Paragraph 10.1 of this Settlement Agreement.
2.71.    “Water Source” means any groundwater well, surface water intake, and any other intake point from which a Public Water System draws or collects Drinking Water.
3.    SETTLEMENT AGREEMENT OVERVIEW
3.1.    This Section 3 provides an overview of the Settlement Agreement for convenience only and is subject in all respects to the terms and conditions set forth in the other sections of this Settlement Agreement.
3.2.    Settlement Consideration. Settling Defendants’ obligation under this Settlement Agreement, subject to the Walk-Away Right and other terms and conditions as set forth herein, is to pay or cause to be paid a Settlement Amount of one billion one hundred eight-five million dollars ($1,185,000,000). In exchange, Settling Defendants shall receive from Settlement Class Members a release, covenant not to sue, and dismissal as provided in this Settlement Agreement.
3.3.    Operation of the Settlement. Class Representatives will seek approval from the Court to certify the Settlement Class under Federal Rule of Civil Procedure 23(b)(3), for settlement purposes only. Following the Effective Date, Settlement Class Members who wish to receive an Allocated Amount of the Settlement Funds may complete and submit a Claims Form, which is attached as Exhibit D. The Claims Administrator shall be responsible for the processing of Claims Forms, including evaluation of the Claims Forms and supporting documentation as well as application of the Allocation Procedures, with oversight by the Special Master. The Claims Form must be submitted to the Claims Administrator on or prior to the conclusion of the Claims Period and must adhere to and follow all other requirements set forth herein and/or by the Special Master, including providing all required information specified on the Claims Form. The Claims Administrator will distribute the Settlement Funds to Qualifying Settlement Class Members in accordance with the Allocation Procedures in Exhibit C, which are subject to Court approval, and under the oversight of the Special Master. Settlement Class Members will be bound by the release, covenant not to sue, and dismissal as provided in this Settlement Agreement whether or not they submit a Claims Form or qualify for or receive an Allocated Amount of the Settlement Funds.
4.    REPRESENTATIONS AND WARRANTIES
4.1.    Class Representatives’ Representations and Warranties. Class Representatives represent and warrant to Settling Defendants as follows:
4.1.1.    Each of the Class Representatives is a Settlement Class Member.
4.1.2.    Each of the Class Representatives has received legal advice from Class Counsel regarding the advisability of entering into this Settlement Agreement and the legal consequences of this Settlement Agreement.

4.1.3.    No portion of any of the Released Claims possessed by any of the Class Representatives and no portion of any relief under this Settlement Agreement to which any of the Class Representatives may be entitled has been assigned, transferred, or conveyed by or for any of the Class Representatives to any other Person, except pursuant to any contingency fee agreement with Class Counsel, or to any lawful grant from a governmental entity, loan or lien.
4.1.4.    None of the Class Representatives is relying on any statement, representation, omission, inducement, or promise by any of the Settling Defendants, their agents, or their representatives, except those expressly stated in this Settlement Agreement.
4.1.5.    Each of the Class Representatives, through Class Counsel, has investigated the law and facts pertaining to the Released Claims and the Settlement.
4.1.6.    Each of the Class Representatives has carefully read, and knows and understands, the full contents of this Settlement Agreement and is voluntarily entering into this Settlement Agreement after having consulted with Class Counsel or other attorneys.
4.1.7.    Each of the Class Representatives has all necessary competence and authority to enter into this Settlement Agreement on its own behalf and on behalf of the Settlement Class, has authorized the execution and performance of this Settlement Agreement, has authorized Class Counsel to sign this Settlement Agreement on its behalf, and has authority to release all Released Claims on behalf of itself and all other Persons who are Releasing Persons by virtue of their relationship or association with it.
4.1.8.    None of the Class Representatives will file a Request for Exclusion, file an Objection, nor otherwise challenge the Settlement. None of the Class Representatives will solicit, or assist others in soliciting, Settlement Class Members to file a Request for Exclusion, file an Objection, or otherwise challenge the Settlement.
4.2.    Class Counsel’s Representations and Warranties. Class Counsel represents and warrants to Settling Defendants as follows:
4.2.1.    Class Counsel believes the Settlement is fair, reasonable, adequate, and beneficial to each Settlement Class Member and that participation in the Settlement would be in the best interests of each Settlement Class Member.
4.2.2.    Because Class Counsel believes that the Settlement is in the best interests of each Settlement Class Member, Class Counsel will not solicit, or assist others in soliciting, Settlement Class Members to file a Request for Exclusion, file an Objection, or otherwise challenge the Settlement.
4.2.3.    Class Counsel has all necessary authority to enter into and execute this Settlement Agreement on behalf of Class Representatives and Settlement Class Members, including under CMO No. 3.
4.2.4.    Each of the Class Representatives has approved and agreed to be bound by this Settlement Agreement.

4.2.5.    The representations of each Class Representative in Paragraph 4.1 of this Settlement Agreement are true and correct to the best of Class Counsel’s knowledge.
4.3.    Settling Defendants’ Representations and Warranties. Settling Defendants represent and warrant to Class Representatives as follows:
4.3.1.    Each of the Settling Defendants has received legal advice from its attorneys regarding the advisability of entering into this Settlement Agreement and the legal consequences of this Settlement Agreement.
4.3.2.    None of the Settling Defendants is relying on any statement, representation, omission, inducement, or promise by Class Representatives, Settlement Class Members, or Class Counsel, except those expressly stated in this Settlement Agreement.
4.3.3.    Each of the Settling Defendants, with the assistance of its attorneys, has investigated the law and facts pertaining to the Released Claims and the Settlement.
4.3.4.    Each of the Settling Defendants has carefully read, and knows and understands, the full contents of this Settlement Agreement and is voluntarily entering into this Settlement Agreement after having consulted with its attorneys.
4.3.5.    Each of the Settling Defendants has all necessary authority to enter into this Settlement Agreement, has authorized the execution and performance of this Settlement Agreement, and has authorized the person signing this Settlement Agreement on its behalf to do so.
5.    CERTIFICATION FOR SETTLEMENT PURPOSES ONLY
5.1.    Settlement Class Definition. For the sole purpose of effectuating this Settlement, Class Representatives and Settling Defendants agree jointly to request that the Court certify the Settlement Class defined below under Federal Rule of Civil Procedure 23(b)(3):
5.1.1.    The Settlement Class shall consist of each of the following:
(a)    All Public Water Systems in the United States of America that draw or otherwise collect from any Water Source that, on or before the Settlement Date, was tested or otherwise analyzed for PFAS and found to contain any PFAS at any level; and
(b)    All Public Water Systems in the United States of America that, as of the Settlement Date, are (i) subject to the monitoring rules set forth in UCMR 5 (i.e., “large” systems serving more than 10,000 people and “small” systems serving between 3,300 and 10,000 people), or (ii) required under applicable federal or state law to test or otherwise analyze any of their Water Sources or the water they provide for PFAS before the UCMR 5 Deadline.

5.1.2.    The following are excluded from the Settlement Class:
(a)    Any Public Water System that is located in Bladen, Brunswick, Columbus, Cumberland, New Hanover, Pender, or Robeson counties in North Carolina; provided, however, that any such system listed in this Paragraph 5.1.2(a) otherwise falling within clauses (a) or (b) of Paragraph 5.1.1 will be included within the Settlement Class if it so requests.
(b)    Any Public Water System that is owned and operated by a State government and cannot sue or be sued in its own name, which systems within Paragraph 5.1.1(a) or 5.1.1(b)(i) are listed in Exhibit I to this Settlement Agreement.
(c)    Any Public Water System that is owned and operated by the federal government and cannot sue or be sued in its own name, which systems within Paragraph 5.1.1(a) or 5.1.1(b)(i) are listed in Exhibit J to this Settlement Agreement.
(d)    In the event that a Public Water System not listed on Exhibit I or Exhibit J, including a Public Water System within Paragraph 5.1.1(b)(ii), claims that it is owned and operated by a State government or the federal government and cannot sue or be sued in its own name, the Parties will consider that claim as provided in Paragraph 5.1.3.
(e)    Any privately owned well or surface water system that is not owned by, used by, or otherwise part of, and does not draw water from, a Public Water System within the Settlement Class.
5.1.3.    In the event that the Parties agree that a Public Water System, including any within Paragraph 5.1.1(b)(ii), that is owned and operated by a State government or the federal government and cannot sue or be sued in its own name was omitted from Exhibit I or Exhibit J, the Parties may, at any time before Final Approval, amend such Exhibit to add such Public Water System. The Parties agree that they will act reasonably in considering any claim of such omission.
6.    CONSIDERATION
6.1.    Settlement Amount. Within ten (10) Business Days after Preliminary Approval, Settling Defendants shall pay or cause to be paid the Settlement Amount in full, in accordance with the payment terms set forth in Paragraph 6.2.
6.2.    Payment Terms.
6.2.1.    Settling Defendants shall wire transfer the Settlement Amount to the Qualified Settlement Fund. If the Qualified Settlement Fund has not been established pursuant to an order of, or approved by, the Court (including approval and execution of the Escrow Agreement) by the deadline for payment of the Settlement Amount, Settling Defendants shall not be obligated to pay such amount until seven (7) Business Days after the Qualified Settlement Fund is established pursuant to an order of, or approved by, the Court (including approval and execution of the Escrow Agreement). In no event shall any Settling Defendant have any liability whatsoever with respect to the Settlement Amount once it is paid to the Qualified Settlement Fund in accordance with this

Settlement Agreement. The Escrow Agent shall provide Settling Defendants wire transfer instructions and any other documentation reasonably necessary to facilitate payment of the Settlement Amount to the Qualified Settlement Fund, which shall be delivered at least seven (7) Business Days before the deadline for payment specified herein. If such wire transfer instructions and documentation have not been provided to Settling Defendants by the date seven (7) Business Days before the deadline for payment specified herein, Settling Defendants shall not be obligated to pay such amount until seven (7) Business Days after receiving the wire transfer instructions and documentation.
6.2.2.    Until the Effective Date, the Settlement Funds shall be used solely to fund the provision of Notice pursuant to the Notice Plan and the reasonable fees, costs, and expenses of the Notice Administrator incurred in connection therewith, the payment of Taxes imposed on the Qualified Settlement Fund, as well as the reasonable costs, fees, and expenses of the Escrow Agent and the Special Master. The Escrow Agent shall disburse funds for Notice costs upon request by the Parties. The Special Master shall keep a record of all such expenditures, shall report them periodically to Class Counsel and the Settling Defendants until the Effective Date, and shall certify to the Parties in each such report that the Settlement Funds were used only for purposes specified in the preceding sentence. From and after the Effective Date, the Settlement Funds shall be allocated and used only as specified in Paragraphs 6.2.3, 11.1, 11.2 and 11.5. All unused Settlement Funds, including all interest earned thereon, shall be refunded to Settling Defendants should a Termination Refund become payable under Paragraph 9.9.2, 9.10.2, or 10.4 of this Settlement Agreement.
6.2.3.    The “holdback assessment” required by CMO No. 3 shall be assessed upon the Effective Date, before any portion of the Settlement Funds is distributed to Settlement Class Members or Class Counsel. Such Order requires a holdback assessment of 6% of the amount of any settlement to be allotted for common benefit attorneys’ fees and 3% of the amount of any settlement to be allotted for reimbursement of permissible common benefit costs and expenses. If accounts designated to receive such funds have not been established by the Effective Date, the Escrow Agent shall pay the applicable amount into such accounts by no later than ten (10) Business Days after the Court establishes such accounts.
6.3.    No Additional Payment Obligations. Paragraph 6.1 sets forth in full Settling Defendants’ payment obligations under this Settlement Agreement. In no event shall the Settling Defendants be required to pay any amounts under this Settlement Agreement above the Settlement Amount. Any fees, costs, expenses, or incentive awards payable under this Settlement Agreement (including any holdback assessment(s)) shall be paid out of, and shall not be in addition to, the Settlement Amount.
7.    QUALIFIED SETTLEMENT FUND
7.1.    Establishment of Qualified Settlement Fund.
7.1.1.    The motion seeking an Order Granting Preliminary Approval described in Paragraph 9.2.1 shall seek (1) the approval of the Escrow Agreement, (2) the authorization that the escrow account established pursuant to the Escrow Agreement be established as a “qualified settlement fund” within the meaning of Treasury Regulations § 1.468B-1, and (3) the appointment of the Special Master as the “administrator” of the Qualified Settlement Fund within the meaning of Treasury Regulations § 1.468B-2(k)(3).

7.1.2.    Class Counsel and Counsel for Settling Defendants will jointly recommend the following Person to serve as Escrow Agent for the Qualified Settlement Fund, who shall be subject to appointment by the Court in the Order Granting Preliminary Approval:
Robyn Griffin, The Huntington National Bank, One Rockefeller Center, 10th Floor, New York, NY 10020.
7.1.3.    Any successor to the initial Escrow Agent shall be subject to appointment by the Court, with the consent of all Parties, shall fulfill the same functions from and after the date of succession, and shall be bound by the determinations made by the predecessor(s) to date.
7.1.4.    Upon Court approval of the proposed Escrow Agreement, appointment of the Escrow Agent, and authorization that the Qualified Settlement Fund established pursuant to the Escrow Agreement be established as a qualified settlement fund under § 1.468B-1 of the Treasury Regulations promulgated under IRC Section 468B, Class Counsel, Settling Defendants, the Escrow Agent, and the Special Master will execute the Escrow Agreement approved by the Court, thereby creating the Qualified Settlement Fund.
7.2.    Tax Treatment of Settlement Fund.
7.2.1.    The Qualified Settlement Fund will be structured and operated in a manner such that it qualifies as a “qualified settlement fund” within the meaning of Treasury Regulations § 1.468B-1 from the earliest date possible, and the Special Master, Settling Defendants, and all other relevant parties shall file any “relation-back election” (within the meaning of Treasury Regulations § 1.468B-1(j)(2)) required to treat the Qualified Settlement Fund as a qualified settlement fund from the earliest date possible. The “taxable year” of the Qualified Settlement Fund shall be the “calendar year” as such terms are defined in Section 441 of the Code. The Qualified Settlement Fund shall use the accrual method of accounting as defined in Section 446(c) of the Code.
7.2.2.    The Special Master shall be authorized to take any action that it determines necessary to maintain the status of the Qualified Settlement Fund as a “qualified settlement fund” within the meaning of Treasury Regulations § 1.468B-1. The Special Master shall (a) obtain a taxpayer identification number for the Qualified Settlement Fund, (b) prepare and file, or cause to be prepared and filed, all U.S. federal, state, local, and foreign Tax returns (as applicable) required to be filed for the Qualified Settlement Fund, consistent with Treasury Regulations § 1.468B-2(k) and corresponding or similar provisions of state, local, or foreign law, and in accordance with the Settlement Agreement and the Escrow Agreement, (c) prepare and file, or cause to be prepared and filed, any other statement, return, or disclosure relating to the Qualified Settlement Fund that is required by any governmental authority, including but not limited to information reporting as described in Treasury Regulations § 1.468B-2(l) (or any corresponding or similar provision of state, local, or foreign law), (d) obtain from Settling Defendants a statement required pursuant to Treasury Regulations § 1.468B-3(e) no later than February 15th of the year following the calendar year in which Settling Defendants transfer the Settlement Amount to the Qualified Settlement Fund, and (e) be responsible for responding to any questions from, or audits regarding Taxes by, the IRS or any state or local Tax authority. The Special Master also will be responsible for ensuring the

Qualified Settlement Fund complies with all withholding requirements (including by instructing the Escrow Agent to withhold any required amounts) with respect to payments made by the Qualified Settlement Fund, as well as paying any associated interest and penalties. Any amounts deducted or withheld by the Escrow Agent (or any other withholding agent) with respect to payments made by the Qualified Settlement Fund shall be treated for all purposes as though such amounts had been distributed to the Person in respect of which such deduction or withholding was made. The Special Master shall direct the Escrow Agent to timely pay from the Qualified Settlement Fund any taxes (including but not limited to withholding taxes with respect to distributions from the Qualified Settlement Fund), interest, and penalties required to be paid to the IRS or any other governmental authority by the Qualified Settlement Fund (collectively, “Taxes”) and any reasonable out-of-pocket expenses incurred to (i) cause any Tax returns and information reports to be prepared and filed, (ii) respond to any questions from, or represent the Qualified Settlement Fund in any audit or similar proceeding regarding Taxes by, the IRS or any state or local governmental authority or (iii) otherwise satisfy any Tax compliance obligation of the Qualified Settlement Fund (such Taxes and other expenses, collectively, the “Tax Expenses”). In addition, the Special Master shall timely file with the IRS the information returns and shall timely provide to Settling Defendants the written statements, in each case, collected from Qualifying Settlement Class Members pursuant to Paragraph 11.6.2. Settling Defendants shall provide the Special Master with the statement required pursuant to Treasury Regulations § 1.468B-3(e) no later than February 15th of the year following the calendar year in which Settling Defendants transfer the Settlement Amount to the Qualified Settlement Fund.
7.2.3.    All Taxes arising with respect to the income earned by the Qualified Settlement Fund, including any Taxes or Tax detriments that may be imposed upon Settling Defendants, their insurers, or Settling Defendants’ Counsel with respect to any income earned by the Qualified Settlement Fund for any period during which the Qualified Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income Tax purposes and all Tax Expenses shall be paid out of the Qualified Settlement Fund. In all events, none of Settling Defendants, Class Representatives, Settling Defendants’ insurers, Settling Defendants’ Counsel, or Class Counsel shall have any liability or responsibility for Taxes or Tax Expenses. Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Qualified Settlement Fund and shall be timely paid by the Special Master out of the Qualified Settlement Fund without prior order from the Court, and none of Settling Defendants, Class Representatives, their insurers, Settling Defendants’ Counsel, or Class Counsel shall be responsible or have any liability therefor.
7.2.4.    Settling Defendants make no representations to Settlement Class Members or any other Person concerning any Tax consequences, Tax loss, or Tax treatment of any allocation or distribution of funds to Settlement Class Members or any other Person pursuant to this Settlement Agreement, the Settlement, or the Allocation Procedures. Settlement Class Members shall have no liability to Settling Defendants with respect to any Tax consequences, Tax loss, or Tax treatment of any amounts paid or received in accordance with the terms of this Settlement Agreement irrespective of how amounts are spent by Settlement Class Members.

8.    ADMINISTRATION
8.1.    Selection of Notice Administrator. Class Counsel shall nominate, subject to the consent of Settling Defendants, the following Person to serve as Notice Administrator who shall be subject to appointment by the Court in the Order Granting Preliminary Approval:
Steven Weisbrot, Angeion Group, 1650 Arch Street, Suite 2210, Philadelphia, PA 19103
8.2.    Requirements for Notice Administrator:
8.2.1.    The Notice Administrator may not be a Person who has acted as counsel, or otherwise represented a party, in claims relating to AFFF or PFAS.
8.2.2.    The Notice Administrator shall have the authority to perform all actions consistent with the terms of this Settlement Agreement that the Notice Administrator deems to be reasonably necessary to effectuate the Notice Plan, which is subject to Court approval as provided in Paragraph 9.2.1 of this Settlement Agreement. Subject to the Court’s approval, the Notice Administrator may retain any Person that the Notice Administrator deems to be reasonably necessary to provide assistance in developing and administering the Notice Plan.
8.2.3.    Any successor to the initial Notice Administrator shall be subject to appointment by the Court, with the consent of all Parties, shall fulfill the same functions from and after the date of succession, and shall be bound by the determinations made by the predecessor(s) to date.
8.2.4.    The Notice Administrator shall have no authority to alter in any way the Parties’ or Settlement Class Members’ rights and obligations under the Settlement Agreement.
8.2.5.    Settling Defendants, Settling Defendants’ Counsel, and Released Persons shall have no involvement with or responsibility for supervising the Notice Administrator and are not subject to the authority of the Notice Administrator.
8.2.6.    All fees, costs, and expenses incurred in the administration and/or work by the Notice Administrator, including fees, costs, and expenses of the Notice Administrator, as well as the costs of distributing the Notice, shall be paid from the Settlement Funds. Settling Defendants shall have no obligation to pay any such fees, costs, and expenses other than the Settlement Amount described in Paragraph 6.1.
8.3.    Selection of Claims Administrator. Class Counsel shall propose the following Person, subject to the consent of Settling Defendants, to serve as Claims Administrator who shall be subject to appointment by the Court in the Order Granting Preliminary Approval.
Dustin Mire, Eisner Advisory Group,2 8550 United Plaza Boulevard, Suite #1001, Baton Rouge, LA 70809

2     Eisner Advisory Group includes Eisner Advisory Group LLC and its subsidiary entities that provide professional services, including EAC Gulf Coast, LLC.

8.4.    The Claims Administrator’s role generally shall include administration of the proposed Settlement, including reviewing, analyzing, and approving Claims Forms, including all supporting documentation as well as determining any Qualifying Settlement Class Member’s Allocated Amount and overseeing distribution of the Settlement Funds pursuant to the Allocation Procedures set forth in Exhibit C.
8.5.    The Claims Administrator may not be a Person who has acted as counsel, or otherwise represented a party, in claims relating to AFFF or PFAS.
8.6.    All fees, costs, and expenses incurred in the administration and/or work by the Claims Administrator, including fees, costs, and expenses of the Claims Administrator, shall be paid from the Settlement Funds. Settling Defendants shall have no obligation to pay any such fees, costs, and expenses other than their obligation to pay the Settlement Amount as described in Paragraph 6.1.
8.7.    Selection of Special Master. Class Counsel shall nominate the following Person, subject to the consent of Settling Defendants, to serve as Special Master who shall be subject to appointment by the Court in the Order Granting Preliminary Approval:
Matthew Garretson, Wolf/Garretson LLC, P.O. Box 2806, Park City, UT 84060
8.8.    The Special Master’s role generally shall include overseeing the Settlement, including overseeing the work of the Claims Administrator and Notice Administrator, and in providing quasi-judicial intervention if and/or when necessary, such as for determinations (if any) related to appeals of Allocated Amounts. The Special Master’s decisions with respect to Allocated Amounts shall be final, binding and non-appealable on all Parties.
8.9.    The Special Master may not be a Person who has acted as counsel, or otherwise represented a party, in claims relating to AFFF or PFAS.
8.10.    The Special Master shall have the authority to perform all actions consistent with the terms of this Settlement Agreement that the Special Master deems to be reasonably necessary for the efficient and timely administration of the Settlement. Subject to the Court’s approval, the Special Master may retain any Person that the Special Master deems to be reasonably necessary to provide assistance in administering the Settlement.
8.11.    Any successor to the initial Special Master shall be subject to appointment by the Court, with the consent of all Parties, shall fulfill the same functions from and after the date of succession and shall be bound by the determinations made by the predecessor(s) to date.
8.12.    The Special Master shall have no authority to alter in any way the Parties’ rights and obligations under the Settlement Agreement absent express and written agreement by the Parties, other than overseeing the Claims Administrator’s process of reviewing, analyzing, and approving Claims Forms and determining any Settlement Class Member’s Allocated Amount pursuant to the Allocation Procedures set forth in Exhibit C.
8.13.    Settling Defendants, Settling Defendants’ Counsel, and Released Persons shall have no involvement with or responsibility for supervising the Special Master and are not subject to the authority of the Special Master.

8.14.    All fees, costs, and expenses incurred in the administration and/or work by the Special Master, including fees, costs, and expenses of the Special Master, shall be paid from the Settlement Funds. Settling Defendants shall have no obligation to pay any such fees, costs, and expenses other than their obligation to pay the Settlement Amount as described in Paragraph 6.1.
8.15.    Qualified Settlement Fund Administration. All fees, costs, and expenses incurred in the administration of the Qualified Settlement Fund, including fees, costs, and expenses of the Escrow Agent or the Special Master, shall be paid from the Settlement Funds. Settling Defendants shall have no obligation to pay any such fees, costs, and expenses other than their obligation to pay the Settlement Amount as described in Paragraph 6.1.
9.    APPROVAL AND NOTICE
9.1.    Approval and Effectiveness.
9.1.1.    It is a condition to the Settlement that (a) within a reasonable time period after the Settlement Date, the Court approve and enter the Order Granting Preliminary Approval, in the form of Exhibit A, with any modifications acceptable to all Class Representatives and Settling Defendants in their individual discretion, and (b) the Order Granting Preliminary Approval remain in full force and effect until entry of the Order Granting Final Approval.
9.1.2.    It is a condition to the Settlement that (a) within a reasonable time period after the Order Granting Preliminary Approval, the Court approve and enter the Order Granting Final Approval, in the form of Exhibit B, with any modifications acceptable to all Class Representatives and Settling Defendants in their individual discretion, and (b) the Order Granting Final Approval remain in full force and effect until it reaches Final Judgment.
9.1.3.    It is a condition to the Settlement that the Order Granting Final Approval not be reversed, vacated, or modified on appeal, a motion for reconsideration, or other review and that Final Judgment be reached.
9.1.4.    The Parties agree that the Settlement is not final and enforceable until the Effective Date, except as to any provisions that the Settlement Agreement provides shall occur prior to the Effective Date. Each of the Order Granting Preliminary Approval and the Order Granting Final Approval shall be enforceable upon entry in accordance with their terms.
9.2.    Preliminary Approval.
9.2.1.    Within ten (10) calendar days after the Settlement Date, Class Counsel shall submit to the Court a motion, which shall be consistent with this Settlement Agreement and which Settling Defendants shall have a reasonable right to review but agree not to oppose, seeking entry of the Order Granting Preliminary Approval in the form of Exhibit A, with any modifications acceptable to all Class Representatives and Settling Defendants in their individual discretion. The motion shall seek (a) preliminary certification, for settlement purposes only, of the Settlement Class; (b) Preliminary Approval of the Settlement; (c) approval of the form of Notice (attached as Exhibit E); (d) approval of the Notice Plan (attached as Exhibit G); (e) appointment of Class Counsel; (f) appointment of Class Representatives; (g) appointment of the Notice Administrator; (h)  appointment of the Claims Administrator; (i) appointment of the Special Master; (j) appointment of the Escrow Agent; (k) approval of the Escrow Agreement; (l) establishment of the Qualified Settlement Fund; (m) scheduling of the Final Fairness Hearing, and (n) a stay of all proceedings brought by Releasing Persons in the MDL and in other Litigation in any forum as to Settling Defendants, and an injunction against the filing of any new such proceedings.
9.2.2.    The Parties agree to take all actions reasonably necessary to obtain Preliminary Approval; provided, however, that no Party shall be required to agree to any modification of the Order Granting Preliminary Approval attached as Exhibit A, the Notice attached as Exhibit E, or any other attached Exhibits.
9.3.    Stay of Proceedings. Class Representatives agree to stay all proceedings in the MDL as to Settling Defendants, and any other Litigation brought by a Class Representative in any other forum, from the Settlement Date until the earlier of (a) the Effective Date, or (b) termination of this Settlement Agreement in accordance with its terms. The foregoing stay shall be in addition to the stay provided for in the Order Granting Preliminary Approval attached as Exhibit A.
9.4.    Notice. Notice of the Settlement shall be given as soon as practicable after Preliminary Approval; provided, however, that the Notice process shall commence no later than fourteen (14) calendar days following Preliminary Approval. Notice shall be provided by the Notice Administrator to Settlement Class Members by first-class U.S. mail where available, and Summary Notice shall be provided by publication elsewhere to meet the requirements of Federal Rule of Civil Procedure 23. The Notice and Summary Notice are attached as Exhibits E and F to this Settlement Agreement, and any modifications to them must be acceptable to all Class Representatives and Settling Defendants in their individual discretion.
9.5.    CAFA Notice. Pursuant to the Class Action Fairness Act of 2005, 28 U.S.C. § 1715, Settling Defendants shall serve notice of the Settlement on the appropriate federal and state officials no later than ten (10) calendar days after the filing of this Settlement Agreement with the Court.
9.6.    Objections to Settlement. Any Settlement Class Member who wishes to object to the Settlement or to an award of fees or expenses to Class Counsel must file a written and signed statement designated “Objection” with the Clerk of the Court and provide service on all Parties in accordance with Federal Rule of Civil Procedure 5.
9.6.1.    All Objections must certify, under penalty of perjury in accordance with 28 U.S.C. § 1746, that the filer has been legally authorized to object on behalf of the Settlement Class Member and must provide:
9.6.1.1.    an affidavit or other proof of the Settlement Class Member’s standing;
9.6.1.2.    the name, address, telephone and facsimile number and email address (if available) of the filer and the Settlement Class Member;
9.6.1.3.    the name, address, telephone, and facsimile number and email address (if available) of any counsel representing the Settlement Class Member;

9.6.1.4.    all objections asserted by the Settlement Class Member and the specific reason(s) for each objection, including all legal support and evidence the Settlement Class Member wishes to bring to the Court’s attention;
9.6.1.5.    an indication as to whether the Settlement Class Member wishes to appear at the Final Fairness Hearing; and
9.6.1.6.    the identity of all witnesses the Settlement Class Member may call to testify.
9.6.2.    All objections must be filed and served on such schedule as the Court may direct. In seeking Preliminary Approval, the Parties will request that the deadline for submission of Objections shall be set on a date no less than sixty (60) calendar days after commencement of dissemination of the Notice. Objections submitted by any Settlement Class Member to incorrect locations shall not be valid.
9.6.3.    Settlement Class Members may object either on their own or through any attorney hired at their own expense. If a Settlement Class Member is represented by counsel, the attorney must file a notice of appearance with the Clerk of Court no later than the date ordered by the Court for the filing of Objections and serve such notice on all Parties in accordance with Federal Rule of Civil Procedure 5 within the same time period.
9.6.4.    Any Settlement Class Member who fully complies with the provisions of this Paragraph 9.6 may, in the Court’s discretion, appear at the Final Fairness Hearing to object to the Settlement or to the award of fees and costs to Class Counsel. Any Settlement Class Member who fails to comply with the provisions of this Paragraph 9.6 shall waive and forfeit any and all objections the Settlement Class Member may have asserted.
9.6.5.    The assertion of an objection under this Paragraph does not operate to opt the Person asserting it out of, or otherwise exclude that Person from, the Settlement Class. A Person within the Settlement Class can opt out of the Settlement Class and Settlement only by complying with the provisions of Paragraph 9.7.
9.7.    Requests for Exclusion. Any Person within the Settlement Class who wishes to opt out of the Settlement Class and Settlement must file a written and signed statement entitled “Request for Exclusion” with the Notice Administrator and provide service on all Parties in accordance with Federal Rule of Civil Procedure 5.
9.7.1.    The Request for Exclusion must certify, under penalty of perjury in accordance with 28 U.S.C. § 1746, that the filer has been legally authorized to exclude the Person from the Settlement and must:
9.7.1.1.    provide an affidavit or other proof of the standing of the Person requesting exclusion and why they would be a Settlement Class Member absent the Request for Exclusion;
9.7.1.2.    provide the filer’s name, address, telephone and facsimile number and email address (if available);

9.7.1.3.    provide the name, address, telephone number, and e-mail address (if available) of the Person whose exclusion is requested; and
9.7.1.4.    be received by the Notice Administrator no later than the date designated for such purpose in the Notice.
9.7.2.    All Requests for Exclusion must be filed and served on such schedule as the Court may direct. In seeking Preliminary Approval, the Parties will request that the deadline for submission of Requests for Exclusion shall be set on a date no less than sixty (60) calendar days after commencement of dissemination of the Notice. Requests for Exclusion submitted by any Settlement Class Member to incorrect locations shall not be valid.
9.7.3.    Any Person that submits a timely and valid Request for Exclusion shall not (i) be bound by any orders or judgments effecting the Settlement; (ii) be entitled to any of the relief or other benefits provided under this Settlement Agreement; (iii) gain any rights by virtue of this Settlement Agreement; or (iv) be entitled to submit an Objection.
9.7.4.    Any Settlement Class Member that does not submit a timely and valid Request for Exclusion submits to the jurisdiction of the Court and, unless the Settlement Class Member submits an Objection that complies with the provisions of Paragraph 9.6, shall waive and forfeit any and all objections the Settlement Class Member may have asserted.
9.7.5.    No “mass,” “class,” “group” or otherwise combined Request for Exclusion shall be valid, and no Person within the Settlement Class may submit a Request for Exclusion on behalf of any other Settlement Class Member.
9.8.    Final Approval.
9.8.1.    At the Final Fairness Hearing, the Parties will request that the Court: (a) enter the Order Granting Final Approval in the form attached as Exhibit B to this Settlement Agreement, with any modifications acceptable to all Class Representatives and Settling Defendants in their individual discretion; (b) conclusively certify the Settlement Class; (c) approve the Settlement Agreement as final, fair, reasonable, adequate, and binding on all Settlement Class Members; (d) enter judgment dismissing the Released Claims as set forth in this Settlement Agreement; and (e) permanently enjoin any Settlement Class Member from asserting or pursuing any Released Claim against any Released Person in any forum.
9.8.2.    Pursuant to Federal Rule of Civil Procedure 23(h), Class Counsel may apply for a fee consisting of a portion of the Settlement Funds. That application shall be filed not less than 20 Business Days before Objections are due pursuant to Paragraph 9.6.
9.8.3.    The Parties agree to take all actions reasonably necessary to obtain Final Approval; provided, however, that no Party shall be required to agree to any modification of the Order Granting Final Approval attached as Exhibit B.

9.9.    Effect of Failure of Approval. If the Court declines or fails to enter an Order Granting Preliminary Approval or an Order Granting Final Approval in accordance with and in the reasonable time specified in Paragraphs 9.1.1 and 9.1.2, the Parties shall proceed as follows:
9.9.1.    If the Court declines to or does not enter the Order Granting Preliminary Approval or the Order Granting Final Approval in accordance with Paragraphs 9.1.1 and 9.1.2, the Litigation against the Released Persons will resume unless within thirty (30) calendar days of such event the Parties mutually agree in writing to either (a) seek reconsideration or appellate review of any decision denying entry of such order; (b) attempt to renegotiate the settlement and seek Court approval of the renegotiated settlement; and/or (c) comply with other guidance or directives the Court has provided.
9.9.2.    If the Litigation against the Released Persons resumes pursuant to Paragraph 9.9.1, or the Parties seek reconsideration and/or appellate review of any decision denying entry of the Order Granting Preliminary Approval or Order Granting Final Approval and such reconsideration and/or appellate review is denied: (a) the Escrow Agent shall, within seven (7) calendar days of receiving written notice of such resumption or the denial of further reconsideration or appellate review, repay to Settling Defendants any unused portion of the Settlement Funds, including interest accrued thereon, as of the date on which notice is received (the “Termination Refund”), and (b) this Settlement Agreement shall terminate upon payment of the Termination Refund.
9.9.3.    If, for any reason, the Settlement is not approved by the Court, then no class will be deemed certified as a result of this Settlement Agreement, and the Litigation against the Released Persons for all purposes will revert to its status as of the Settlement Date. In such event, Settling Defendants will not be deemed to have consented to certification of any class, and will retain all rights to oppose, appeal, or otherwise challenge, legally or procedurally, class certification or any other issue in this case. Likewise, if the Settlement is not approved by the Court, then the participation in the Settlement by any Class Representative or Settlement Class Member cannot be raised as a defense to their Claims.
9.10.    Effect of Failure of Order Granting Final Approval to Reach Final Judgment. If the Order Granting Final Approval does not reach Final Judgment, the Parties shall proceed as follows:
9.10.1.    If the Order Granting Final Approval does not reach Final Judgment because it is reversed, vacated, or modified on appeal, a motion for reconsideration, or other review, the Litigation against the Released Persons will resume within thirty (30) calendar days unless the Parties mutually agree in writing to either (a) seek further reconsideration or appellate review of such decision (including in the U.S. Supreme Court by petition for writ of certiorari); and/or (b) attempt to renegotiate the settlement and seek Court approval of the renegotiated settlement.

9.10.2.    If the Litigation against the Released Persons resumes pursuant to Paragraph 9.10.1, or the Parties seek further reconsideration and/or appellate or other review of the decision reversing, vacating, or materially modifying the Order Granting Final Approval and such further reconsideration and/or appellate or other review is denied: (a) the Escrow Agent shall, within seven (7) calendar days of receiving written notice of such resumption repay to Settling Defendants the Termination Refund, and (b) this Settlement Agreement shall terminate upon payment of the Termination Refund.
9.10.3.    If, for any reason, the Order Granting Final Approval does not reach Final Judgment, then no class will be deemed certified as a result of this Settlement Agreement or the Order Granting Final Approval, and the Litigation against the Released Persons for all purposes will revert to its status as of the Settlement Date. In such event, Settling Defendants will not be deemed to have consented to certification of any class, and will retain all rights to oppose, appeal, or otherwise challenge, legally or procedurally, class certification or any other issue in this case. Likewise, if the Settlement does not reach Final Judgment, then the participation in the Settlement by any Class Representative or Settlement Class Member cannot be raised as a defense to their claims.
10.    SETTLING DEFENDANTS’ WALK-AWAY RIGHT
10.1.    Walk-Away Right. The Settling Defendants shall have the option, in their sole discretion, to terminate this Settlement Agreement (the “Walk-Away Right”) if any one of the following conditions is satisfied:
10.1.1.    Very Large Community Systems. With respect to Community Water Systems that serve more than 500,000 people, timely and valid Requests for Exclusion from the Settlement Class are received from:
(a)    More than Threshold A of such Community Water Systems that are either (x) identified in the U.S. EPA Safe Drinking Water Information System (“SDWIS”) as having a surface water source, or (y) identified in SDWIS as having only groundwater source and do not meet the criteria set forth in Paragraph 10.1.1(b); or
(b)    More than Threshold B of such Community Water Systems (x) that are identified in SDWIS as having only groundwater source, and (y) have tested all of their Test Sites for PFAS under the Testing Methodology (as defined in Paragraph 12.6) before the deadline for submission of Requests for Exclusion and detected PFAS in four or fewer Test Sites.
10.1.2.    Community Water Systems with Current Detections. With respect to Community Water Systems described in Paragraph 5.1.1(a) of this Settlement Agreement (other than those serving more than 500,000 people), timely and valid Requests for Exclusion from the Settlement Class are received from:
(a)    More than Threshold C of such Community Water Systems that serve 100,001 to 500,000 people; or
(b)    More than Threshold D of such Community Water Systems that serve 10,001 to 100,000 people; or

(c)    More than Threshold E of such Community Water Systems that serve 3,300 to 10,000 people; or
(d)    More than Threshold F of such Community Water Systems that serve less than 3,300 people; or
(e)    More than Threshold G of the subset of such Community Water Systems that are a plaintiff as of the Settlement Date in any Litigation against any of the Settling Defendants.
10.1.3.    Other Community Water Systems. With respect to Community Water Systems described in Paragraph 5.1.1(b) of this Settlement Agreement that are not also within Paragraph 5.1.1(a) (other than those serving more than 500,000 people), timely and valid Requests for Exclusion from the Settlement Class are received from:
(a)    More than Threshold H of such Community Water Systems that serve 100,001 to 500,000 people; or
(b)    More than Threshold I of such Community Water Systems that serve 10,001 to 100,000 people; or
(c)    More than Threshold J of such Community Water Systems that serve 3,300 to 10,000 people.
10.1.4.    Transient Non-Community Water Systems and Non-Transient Non-Community Water Systems. With respect to Transient Non-Community Water Systems and Non-Transient Non-Community Water Systems that are part of the Settlement Class (under either Paragraph 5.1.1(a) or (b)), timely and valid Requests for Exclusion from the Settlement Class are received from more than Threshold K of such Transient Non-Community Water Systems and Non-Transient Non-Community Water Systems, in the aggregate.
10.2.    For purposes of any of the conditions in Paragraph 10.1:
10.2.1.    percentages will be calculated using as the denominator the number of Public Water Systems in each category listed on Annex 1 to the separate letter agreement between Class Representatives and the Settling Defendants to be filed under seal with the Court; and
10.2.2.    a Public Water System otherwise within the Settlement Class will be counted towards the applicable threshold specified above if a timely and valid Request for Exclusion from the Settlement Class is received from either (a) the Public Water System itself or (b) from an Entity that is legally responsible for funding (by statute, regulation, other law, or contract) a Public Water System described in clauses (a) or (b) of Paragraph 5.1.1 or that has authority to bring a Claim on behalf of such a Public Water System.
10.3.    Time Period to Exercise Walk-Away Right. Settling Defendants will have access to the Requests for Exclusion as they are served on the Notice Administrator and the Parties. Settling Defendants will have fourteen (14) Business Days after the deadline for submitting Requests for Exclusion to provide notice to Class Counsel of the exercise of the Walk-Away Right if any of the conditions in Paragraph 10.1 is satisfied. If the Settling Defendants do not collectively provide notice of exercise of the Walk-Away

Right to Class Counsel in accordance with this Paragraph 10.3, the Walk-Away Right shall be waived.
10.4.    Effect of Exercising the Walk-Away Right. The Escrow Agent shall, within seven (7) calendar days of receiving written notice of the Settling Defendants’ exercise of the Walk-Away Right, repay to Settling Defendants the Termination Refund. This Settlement Agreement shall thereupon terminate, and this Settlement Agreement, Settling Defendants’ obligations under it, and all Releases shall become null and void. In the event of such a termination, no class will be deemed certified as a result of this Settlement Agreement, and the Litigation for all purposes will revert to its status as of the Settlement Date. In such event, Settling Defendants will not be deemed to have consented to certification of any class, and will retain all rights to oppose, appeal, or otherwise challenge, legally or procedurally, class certification or any other issue in this case. Likewise, the participation in the Settlement by any Class Representative or Settlement Class Member cannot be raised as a defense to their claims.
10.5.    Walk-Away Right Disputes. Any disputes relating to whether the conditions to exercise of the Settling Defendants’ Walk-Away Right have been satisfied shall be submitted to the Court, and said decision by the Court shall be final, binding, and non-appealable.
11.    DISTRIBUTIONS
11.1.    Notice and Administration. All costs of notice and administration of the Settlement shall be paid from the Settlement Funds in accordance with the provisions of this Settlement Agreement. Settling Defendants shall have no obligation for any such fees, costs, and expenses other than their payment obligations under Paragraph 6.1.
11.2.    Attorneys’ Fees and Costs. Interim Class Counsel intend to file a motion for fees and costs that will request that amounts due under the Holdback Provisions set forth in CMO No. 3, private attorney/client contracts, and fees of Class Counsel all be paid from the Qualified Settlement Fund, but any such costs and fees of Class Counsel must be approved by the Court. Any such award shall be paid from the Qualified Settlement Fund by the Escrow Agent before any portion of the Settlement Funds are distributed to Qualifying Settlement Class Members, upon production to the Escrow Agent of a copy of the order, no later than seven (7) days after the Effective Date or such later date as the award may become payable under the Court’s order. Settling Defendants shall have no obligation for any such award other than their payment obligations under Paragraph 6.1.
11.3.    Distribution to Qualifying Settlement Class Members. All monetary awards to Qualifying Settlement Class Members will be strictly governed by the Allocation Procedures, attached as Exhibit C. The Allocation Procedures are designed to fairly and equitably allocate the settlement among Qualifying Settlement Class Members to resolve PFAS contamination in Drinking Water in Public Water Systems in such a way that reflects facts used in designing a water treatment system in connection with such contamination. The Claims Administrator will provide a copy of submitted Claims Forms to Settling Defendants.
11.4.    Submission of Claims. Qualifying Settlement Class Members will be required to comply with strict deadlines for Claims Forms. The Allocation Procedures specify, among other requirements, that a Settlement Class Member will not be allocated nor receive any share of the Settlement Funds if it does not complete and timely submit a Claims Form.

11.5.    Allocation:
11.5.1.    The Settlement Amount less the amounts paid out pursuant to Paragraphs 6.2.3, 11.1. and 11.2 (the “Restitution Amount”) shall be allocated among the Qualifying Settlement Class Members pursuant to the Allocation Procedures as specified in Exhibit C to this Settlement Agreement.
11.5.2.    Each of the Settling Defendants and the Settlement Class Members acknowledges and agrees that:
(a)    The Class Representatives sought compensatory restitution and remediation (within the meaning of Section 162(f)(2)(A) of the Code) as damages for alleged harms suffered by the Settlement Class Members relating to the Released Claims and PFAS manufactured or sold by Settling Defendants;
(b)    The Restitution Amount is being paid solely as compensatory restitution and remediation for the alleged harms described in Paragraph 11.5.2(a) allegedly suffered by the Settlement Class Members, and the portion of the Restitution Amount received by each Settlement Class Member is being paid solely as compensatory restitution and/or remediation for such alleged harms allegedly suffered by such Settlement Class Member.
(c)    The payment of the Restitution Amount by Settling Defendants constitutes, and is paid (i) as restitution for alleged PFAS contamination, and/or (ii) for remediation by the Settlement Class Members of alleged PFAS contamination (including the installation of upgraded filtration systems and increased operating expenses associated therewith), which restitution or remediation has had or will have a direct nexus or connection with the alleged harms described in Paragraph 11.5.2(a). Payment by Settling Defendants of the Restitution Amount is intended to restore, in whole or in part, the Settlement Class Members to the same or substantially similar position or condition they would have been in had the Settlement Class Members not suffered the alleged harms described in Paragraph 11.5.2(a). Each Settlement Class Member agrees that it will use the Allocated Amount it receives in a manner consistent with this Paragraph 11.5.
(d)    For the avoidance of doubt, no portion of the Restitution Amount constitutes disgorgement or is properly characterized as the payment of statutory or other fines, penalties, punitive damages, or other punitive assessments.
11.6.    Tax Cooperation and Reporting:
11.6.1.    Upon request by any Settling Defendant, the Qualifying Settlement Class Members agree to perform such further acts and to execute and deliver such further documents as may be reasonably necessary for Settling Defendants to establish the statements set forth in Paragraph 11.5.2 to the satisfaction of their tax advisors, their independent financial auditors, the IRS, or any other governmental authority, including as contemplated by Treasury Regulations § 1.162-21(b)(3)(ii) and any subsequently proposed or finalized relevant regulations or administrative guidance. Without limiting the generality of the foregoing, each Qualifying Settlement Class Member shall cooperate in good faith with any Settling Defendant with respect to any Tax claim, dispute, investigation, audit, examination, contest, litigation, or other proceeding relating to this Settlement Agreement.
11.6.2.    Each Qualifying Settlement Class Member agrees that, as a condition to its receipt of the Allocated Amount, it will provide the Claims Administrator with (a) a duly completed and executed IRS Form 1098-F with respect to each Settling Defendant (or other information return that may be required pursuant to Treasury Regulations Section 1.6050X-1(a)(1)) and a duly completed written statement that satisfies the requirements of Treasury Regulations Section 1.6050X-1(c) with respect to each Settling Defendant and (b) written authorization substantially in the form of Exhibit K attached hereto for the Claims Administrator to file such Forms 1098-F (or other information return that may be required pursuant to Treasury Regulations Section 1.6050X-1(a)(1)) with the IRS and to provide such written statement to each Settling Defendant on such Qualifying Settlement Class Member’s behalf. Each Qualifying Settlement Class Member agrees that it will prepare any IRS Form 1098-F (or other information return that may be required pursuant to Treasury Regulations Section 1.6050X-1(a)(1)) and written statement required to be delivered pursuant to the preceding sentence in a manner fully consistent with Paragraph 11.5.2, including by reporting its portion of the Restitution Amount as “Restitution/remediation amount” in Box 3 of IRS Form 1098-F. The Claims Administrator shall advise each Qualifying Settlement Class Member of its Allocated Amount to facilitate compliance with this Paragraph 11.6.2. As may be mutually agreed by the Parties, this clause may be modified to facilitate submission of IRS Forms 1098-F as may be necessary.
12.    RELEASE, COVENANT NOT TO SUE, AND DISMISSAL
12.1.    Release.
12.1.1.    Upon entry of the Final Judgment, the Releasing Persons shall have expressly, intentionally, voluntarily, fully, finally, irrevocably, and forever released, waived, compromised, settled, and discharged the Released Persons from any and all Claims arising out of or relating to conduct by, or liability of, Released Persons before the Settlement Date, (i) that arise from or relate to PFAS that entered Drinking Water of a Public Water System within the Settlement Class, its Water Sources, its facilities or real property, or any of its Test Sites at any time before the Settlement Date (as set forth in Paragraph 12.6); (ii) that arise from or relate to the development, manufacture, formulation, distribution, sale, transportation, storage, loading, mixing, application, or use of PFAS alone or in products that contain PFAS as an active ingredient, byproduct, or degradation product, including AFFF; (iii) for any type of relief with respect to the installation, maintenance, or operation of, and cost associated with any kind of treatment, filtration, remediation, testing, or monitoring of PFAS by any Settlement Class Member with respect to PFAS that entered Drinking Water of a Public Water System within the Settlement Class, its Water Sources, its facilities or real property, or any of its Test Sites at any time before the Settlement Date (as set forth in Paragraph 12.6); or (iv) that were or could have been asserted in the Litigation (all of the foregoing Claims, the “Released Claims”).

12.1.2.    Without limiting Paragraph 12.1.1, the Released Claims include Claims that arise out of or relate to the discharge, remediation, testing, monitoring, treatment or processing of water by a Public Water System within the Settlement Class (including stormwater or wastewater) with respect to PFAS that entered its Water Sources, its facilities or real property, or any of its Test Sites at any time before the Settlement Date (as set forth in Paragraph 12.6), except (a) where a Settlement Class Member also owns real property or owns or operates a facility that is separate from and not related to a Public Water System and does not provide Drinking Water (e.g., a separate wastewater or stormwater system or airports or fire training facilities that are not related to a Public Water System), Claims relating to the discharge, remediation, testing, monitoring, treatment or processing of stormwater or wastewater at or by such separate real property or facility are preserved to the extent such Claims seek damages not arising from or relating to alleged harm to Drinking Water, or (b) if the EPA or a State establishes additional requirements (including a condition or requirement in a State-issued permit) after the Settlement Date with respect to the discharge, remediation, testing, monitoring, treatment or processing of PFAS-containing stormwater or wastewater, such Claims relating to stormwater or wastewater are preserved to the extent they seek to recover for additional compliance costs imposed on the Settlement Class Member by such new requirements above the compliance costs under laws, regulations, directives or requirements existing as of the Settlement Date.
12.1.3.    Notwithstanding Paragraphs 12.1.1 and 12.1.2, (x) the Released Claims shall not include Claims that arise from or relate to a Test Site as to which PFAS is deemed under Paragraph 12.6 to have entered the water or facilities or real property of the Public Water System after the Settlement Date; and (y) any Releasing Person that is not a Public Water System but that is legally responsible for funding (by statute, regulation, other law, or contract) or that has authority to bring a Claim on behalf of, or to seek recovery for harm to, a Public Water System in the Settlement Class or the Public Water System’s ability to provide safe or compliant Drinking Water, gives the release only to the extent of Claims that seek to recover for alleged harm to such Public Water System, and “Released Claims” shall not include other Claims of such Releasing Person.
12.1.4.    This Agreement shall not release any Claims owned by a State or the federal government where brought, respectively, by the State or the federal government.
12.2.    Covenant Not to Sue. The Releasing Persons shall not at any time hereafter, in any federal court, state court, arbitration, regulatory agency, or other tribunal or forum continue to prosecute, commence, file, initiate, institute, cause to be instituted, assist in instituting, or permit to be instituted on their, his, her, or its behalf, or on behalf of any other Person, any Claim alleging or asserting any Released Claims or challenging the validity of the release set forth in Paragraph 12.1 of this Settlement Agreement. If any such Claim exists in any court, tribunal or other forum as of the Effective Date, the Releasing Persons covenant, promise and agree to withdraw, and seek a dismissal with prejudice of, such proceeding forthwith. The Releasing Persons consent to the jurisdiction of this Court or, at Settling Defendants’ sole option, any other court having jurisdiction to enter an injunction barring them from commencing or prosecuting any Claim, or seeking other benefits, based upon the Released Claims.

12.3.    Dismissal. In accordance with the foregoing release and covenant not to sue, from and after the Effective Date, all pending Litigation shall be dismissed with prejudice to the extent it contains Released Claims against Released Persons. The Order Granting Final Approval shall provide for such dismissals. Any plaintiff in a Litigation asserting Claims against Released Persons that the plaintiff believes are preserved under Paragraphs 12.1.2(a) or 12.1.3(y) shall execute a stipulation of partial dismissal with prejudice in the form provided for in Exhibit L within thirty (30) calendar days of the Effective Date; provided, however, that in the event that any such plaintiff fails to file the required stipulation of dismissal in a Litigation within thirty (30) calendar days of the Effective Date, such Litigation shall be dismissed by operation of the Order Granting Final Approval (x) with prejudice to the extent it contains Released Claims against Released Persons, and (y) without prejudice to the extent it contains Claims against Released Persons that are preserved under Paragraphs 12.1.2(a) or 12.1.3(y). With respect to any Claims that are not dismissed or that are dismissed without prejudice under this Paragraph, Released Persons shall retain all defenses, including the right to argue that the Claim is not preserved and is released.
12.4.    Injunction. From and after the Effective Date, by operation of the Order Granting Final Approval, the Parties agree that each and every Settlement Class Member will be permanently barred and enjoined from commencing, filing, initiating, instituting, prosecuting, and/or maintaining any judicial, arbitral, or regulatory action with respect to any and all Released Claims.
12.5.    Exclusive Remedy. The relief provided for in this Settlement Agreement shall be the sole and exclusive remedy for all Releasing Persons with respect to any Released Claims, and the Released Persons shall not be subject to liability or expense of any kind with respect to any Released Claims other than as set forth in this Settlement Agreement. The Parties agree, and the Order Granting Final Approval shall provide, that the relief provided in this Settlement Agreement fairly and adequately remedies any harm arising out of or relating to Public Water Systems in the Settlement Class to the extent allegedly caused by any Released Person that arises from or relates to PFAS in or affecting each such Public Water System or otherwise arises from or relates to any Released Claim. Nothing herein releases any Claim by any Releasing Person against any Non-Released Person.
12.6.    Future PFAS Discovery. The following shall apply for purposes of applying the release provisions of this Section 12:
12.6.1.    Each Public Water System in the Settlement Class that submits a Claims Form (or any Entity that submits a Claims Form on behalf of such Public Water System) shall certify that it has tested all of its Test Sites for PFAS after U.S. EPA’s announcement of the testing requirements of UCMR 5 using a methodology consistent with the requirements of UCMR 5 or applicable State requirements (if stricter) (such methodology being the “Testing Methodology”); provided, however, that:
(a)    if a Test Site was tested on or before the Settlement Date and found to contain any PFAS at any level, such Test Site with a previous detection of PFAS need not be tested again and shall be treated for purposes of this Paragraph 12.6 as if it were tested under the Testing Methodology during the required time period, and

(b)    if a Public Water System has multiple Test Sites that are surface water intakes drawing from the same surface water source (e.g., river, lake, reservoir), the Public Water System may perform the testing under the Testing Methodology required by this Paragraph 12.6.1 at either (i) each such Test Site; or (ii) an entry point to the distribution system fed by all such Test Sites, in which case the result of such testing (i.e., detection or non-detection of PFAS) shall apply for purposes of this Paragraph 12.6 to all such Test Sites that feed the entry point.
12.6.2.    If for any reason, a Public Water System in the Settlement Class does not certify that it has tested all of its Test Sites under the Testing Methodology before the UCMR 5 Deadline, the Public Water System (and all other Persons who are Releasing Persons by virtue of their relationship or association with such Public Water System) will be deemed to give the release set forth in Paragraph 12.1 in full, including as to all Claims relating to each of its Test Sites. Any PFAS detected in any of such Public Water System’s Drinking Water, Water Sources, Test Sites, facilities or real property, or discharge water after the Settlement Date shall be deemed to have entered the water or facilities or real property before the Settlement Date and thus to be within the temporal scope of the release.
12.6.3.    If a Public Water System in the Settlement Class tests all of its Test Sites under the Testing Methodology before the UCMR 5 Deadline and detects PFAS at any level in all such Test Sites, the Public Water System (and all other Persons who are Releasing Persons by virtue of their relationship or association with such Public Water System) will be deemed to give the release set forth in Paragraph 12.1 in full, including as to all Claims relating to each of its Test Sites. Any PFAS detected in any of such Public Water System’s Drinking Water, Water Sources, Test Sites, facilities or real property, or discharge water after the Settlement Date shall be deemed to have entered the water or facilities or real property before the Settlement Date and thus to be within the temporal scope of the release.
12.6.4.    If a Public Water System in the Settlement Class tests all of its Test Sites under the Testing Methodology before the UCMR 5 Deadline but after U.S. EPA’s announcement of the testing requirements of UCMR 5, and such testing detects no PFAS at any level in an individual Test Site, any PFAS subsequently detected in the same Test Site will be deemed to have entered the water after the Settlement Date and thus to be outside the temporal scope of the release. The Public Water System (and all other Persons who are Releasing Persons by virtue of their relationship or association with such Public Water System) will be deemed to give the release set forth in Paragraph 12.1 as to all Claims except those Claims relating to the individual Test Site(s) in which no PFAS at any level was detected in testing under the Testing Methodology.
12.6.5.    Notwithstanding Paragraph 12.6.4, if a Public Water System in the Settlement Class chooses to treat PFAS contamination at an aggregation point, any preservation of Claims under Paragraph 12.6.4 as to a Test Site that feeds that aggregation point shall be limited to Claims for recovery of additional costs (if any) of treating PFAS contamination at that aggregation point that arise from the subsequent detection of PFAS at that Test Site. Nothing in this Settlement Agreement shall obligate a Public Water System to treat PFAS contamination at an aggregation point.

12.6.6.    Nothing in this Paragraph 12.6 shall be interpreted to bring within the scope of the release any Claim that is excepted from the release under Paragraph 12.1.2(a) or (b).
12.7.    Protection Against Claims-Over.
12.7.1.    The Order Granting Final Approval will specify that the Settlement is a good-faith settlement that bars any Claim by any Non-Released Person against any Released Person for contribution, indemnification, or otherwise seeking to recover all or a portion of any amounts paid by or awarded against that Non-Released Person to any Settlement Class Member or Releasing Person by way of settlement, judgment, or otherwise (a “Claim-Over”) on any Claim that would be a Released Claim were such Non-Released Person a Settling Defendant, to the extent that a good-faith settlement (or release thereunder) has such an effect under applicable law.
12.7.2.    If a Released Claim asserted by a Settlement Class Member gives rise to a Claim-Over against a Released Person and a court determines that the Claim-Over can be maintained notwithstanding the order referenced in Paragraph 12.7.1, the Settlement Class Member shall reduce the amount of any judgment it obtains against the Non-Released Person who is asserting the Claim-Over by whatever amount is necessary, or take other action as is sufficient, to fully extinguish the Claim-Over under applicable law. Nothing herein prevents a Settlement Class Member from pursuing litigation against a Non-Released Person and collecting the full amount of any judgment, except to the extent it is necessary to protect the Released Person to fully extinguish a Claim-Over under applicable law.
12.7.3.    To the extent that, on or after the Settlement Date, any Settlement Class Member enters into a settlement with any Non-Released Person on any Claim that would be a Released Claim were such Non-Released Person a Settling Defendant, the Settlement Class Member will obtain from such Non-Released Person a prohibition on contribution or indemnity of any kind, substantially equivalent to that required from Settling Defendants in Paragraph 12.7.4, or a release from such Non-Released Person in favor of the Released Persons (in a form equivalent to the releases contained in this Settlement Agreement) of any Claim-Over.
12.7.4.    No Released Person shall seek to recover for amounts paid under this Settlement Agreement based on contribution, indemnification or any other theory from any Non-Released Person; provided, however, that a Released Person shall be relieved of this prohibition with respect to any Non-Released Person that asserts a Claim-Over against it. For the avoidance of doubt, nothing herein shall prohibit a Released Person from recovering amounts owed pursuant to insurance contracts.
12.8.    Liens. Each Settlement Class Member agrees to be responsible for any liens, interests, actions, or claims asserted by any third party, in a derivative manner, for or against the portion of Settlement Funds allocated to that Settlement Class Member, including without limitation, any derivative actions or claims asserted by any financial institutions, lenders, insurers, agents, representatives, successors, predecessors, assigns, attorneys, bankruptcy trustees, and any and all other Persons who may claim through them in a derivative manner.

12.9.    Waiver of Statutory Rights. To the extent the provisions apply, the Settlement Class Members (on behalf of themselves and their associated Releasing Persons) expressly, knowingly, and voluntarily waive the provisions of Section 1542 of the California Civil Code, which provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
To the extent the provisions apply, the Settlement Class Members (on behalf of themselves and their associated Releasing Persons) likewise expressly, knowingly, and voluntarily waive the provisions of Section 20-7-11 of the South Dakota Codified Laws, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
To the extent the laws apply, the Settlement Class Members (on behalf of themselves and their associated Releasing Persons) expressly waive and relinquish all rights and benefits that they may have under, or that may be conferred upon them by, Section 1542 of the California Civil Code, Section 20-7-11 of the South Dakota Codified Laws, and all similar laws of other States, to the fullest extent that they may lawfully waive such rights or benefits pertaining to the Released Claims. In connection with such waiver and relinquishment, the Settlement Class Members (on behalf of themselves and their associated Releasing Persons) acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the Released Claims, but that it is their intention to accept and assume that risk and fully, finally, and forever release, waive, compromise, settle, and discharge all of the Released Claims against Released Persons. The release thus shall remain in effect notwithstanding the discovery or existence of any additional or different claims or facts.
13.    MISCELLANEOUS PROVISIONS
13.1.    Continuing Jurisdiction. The Court shall have and retain jurisdiction over the interpretation and implementation of this Settlement Agreement, as well as any and all matters arising out of, or related to, the interpretation or implementation of the Settlement Agreement.

13.2.    Cooperation. The Parties shall cooperate fully with each other and shall use all reasonable efforts to obtain Court approval of the Settlement and all of its terms. Settling Defendants shall provide all information reasonably necessary to assist Class Representatives in the filing of any brief supporting approval of the Settlement. Class Representatives, Class Counsel, Settling Defendants, and Settling Defendants’ Counsel agree to support this Settlement Agreement, to recommend its approval to the Court, and to use all reasonable efforts to give force and effect to its terms and conditions; provided, however, that no Party shall be required to agree to any modification to this Settlement Agreement or its Exhibits. Neither the Class Representatives, Class Counsel, Settling Defendants, Settling Defendants’ agents, nor Settling Defendants’ Counsel shall in any way encourage any objections to the Settlement (or any of its terms or provisions) or encourage any Settlement Class Member to file a Request for Exclusion.
13.3.    No Admission of Wrongdoing or Liability. Settling Defendants do not admit or concede any liability or wrongdoing, acknowledge any validity to the Claims asserted in the Litigation, acknowledge that certification of a litigation class is appropriate as to any Claim, or acknowledge any weakness in the defenses asserted in the Litigation or any other suit, action, or proceeding, and nothing in this Settlement Agreement, the Order Granting Preliminary Approval, or the Order Granting Final Approval shall be interpreted to suggest anything to the contrary. Nothing in this Settlement Agreement, any negotiations, statements, communications, proceedings, filings, or orders relating thereto, or the fact that the Parties entered the Settlement Agreement and settled the Released Claims, shall be construed, deemed, or offered as an admission or concession by any of the Parties or Settlement Class Members or as evidentiary, impeachment, or other material available for use or subject to discovery in any suit, action, or proceeding (including the Litigation), except (i) as required or permitted to comply with or enforce the terms of this Settlement Agreement, the Order Granting Preliminary Approval, or the Order Granting Final Approval, or (ii) in connection with a defense based on res judicata, claim preclusion, collateral estoppel, issue preclusion, relative degree of fault, release, or other similar theory asserted by any of the Released Persons. The Settling Defendants retain full rights to contest the certification of any class for litigation purposes.
13.4.    No Admission as to PFAS. Nothing in this Settlement Agreement, including the definition of PFAS, shall be used as evidence or an admission (or be construed as evidence or an admission) that any Settling Defendant developed, manufactured, formulated, distributed, sold, transported, stored, loaded, mixed, applied, or used PFAS alone or in products that contain PFAS as an active ingredient, byproduct, or degradation product, including AFFF, or otherwise had any contact or dealings with any particular PFAS.
13.5.    Amendment of Settlement Agreement. No waiver, modification, or amendment of the terms of this Settlement Agreement or its Exhibits, made before or after Final Approval, shall be valid or binding unless in writing, signed by Class Counsel and by duly authorized signatories of each Settling Defendant, and then only to the extent set forth in such written waiver, modification or amendment, and subject to any required Court approval.
13.6.    Other Settlements. In the event that any of Class Representatives or any of Class Counsel enter into another actual or proposed settlement with any defendant in the MDL between the Settlement Date and Final Approval that contains a definition of PFAS that differs from the definition set forth herein, Settling Defendants shall have the option, in their sole discretion, to substitute such different definition for the definition set forth herein.

13.7.    Construction of Settlement Agreement. The Parties acknowledge as part of the execution hereof that this Settlement Agreement was reviewed and negotiated by their respective counsel and agree that the language of this Settlement Agreement shall not be presumptively construed against any of the Parties. This Settlement Agreement shall be construed as having been drafted by all the Parties, so that any rule of construction by which ambiguities are interpreted against the drafter shall have no force and effect.
13.8.    Arm’s-Length Transaction. The Parties each acknowledge that the negotiations leading up to this Settlement Agreement were conducted in good faith and at arm’s length; this Settlement Agreement is made and executed by and of each Party’s own free will; each Party knows all of the relevant facts and its rights in connection therewith; and each Party has not been improperly influenced or induced to agree to this Settlement as a result of any act or action on the part of any other Party or employee, agent, attorney, or representative of any other Party.
13.9.    Third-Party Beneficiaries. This Settlement Agreement does not create any third-party beneficiaries, except Settlement Class Members and Released Persons other than Settling Defendants.
13.10.    Entire Agreement. No representations, warranties, or inducements have been made to any of the Parties, other than those representations, warranties, and covenants contained in this Settlement Agreement. This Settlement Agreement, including its Exhibits, constitutes the entire agreement among the Parties and Settlement Class Members with regard to the subject matter contained herein, and supersedes and cancels all prior and contemporaneous agreements, negotiations, commitments, and understandings among the Parties with respect to the specific subject matter hereof.
13.11.    Binding Effect. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties, the Settlement Class Members, and the Released Persons, and their respective heirs, successors and assigns. This Settlement Agreement shall have such effect as provided by applicable law (e.g., res judicata, reduction of alleged damages) on Claims by all Persons (including any Person who is excepted from the definition of Releasing Persons or the release in Paragraph 12.1) whether or not such Claims are released hereunder, and no Settlement Class Member shall (a) authorize any such other Person to bring a Released Claim on its behalf or to seek damages arising from harm to it within the scope of the release in Paragraph 12.1, or (b) provide any material or financial support to any such other Person in taking any of the actions referenced in clause (a). Consistent with Paragraph 4.3, the individual signing this Settlement Agreement on behalf each Settling Defendant hereby represents and warrants that s/he has the power and authority to enter into this Settlement Agreement on behalf of such Settling Defendant, as well as the power and authority to bind such Settling Defendant to this Settlement Agreement. Likewise, consistent with Paragraph 4.2, Class Counsel executing this Settlement Agreement represents and warrants that s/he has the authority to enter into this Settlement Agreement on behalf of Class Representatives and to bind Class Representatives.
13.12.    Waiver. Any failure by any of the Parties to insist upon the strict performance by any of the other Parties of any of the provisions of this Settlement Agreement shall not be deemed a waiver of any of the provisions of this Settlement Agreement and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the specific performance of any and all of the provisions of this Settlement Agreement.

13.13.    Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of this Settlement Agreement, other than as to any term requiring payment of money, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach in addition to any other remedy available at law or in equity, without the necessity of demonstrating the inadequacy of money damages.
13.14.    Force Majeure. The failure of any Party to perform any of its obligations hereunder shall not subject any Party to any liability or remedy for damages, or otherwise, where such failure is occasioned in whole or in part by Acts of God, fires, accidents, pandemics, other natural disasters, interruptions or delays in communications or transportation, labor disputes or shortages, shortages of material or supplies, governmental laws, rules or regulations of other governmental bodies or tribunals, acts or failures to act of any third parties, or any other similar or different circumstances or causes beyond the reasonable control of such Party.
13.15.    Confidentiality. The Parties shall keep confidential the content of the negotiations, points of discussion, documents, communications, and supporting data utilized or prepared in connection with the negotiations and settlement discussions taking place in this case, except as otherwise required by law. Nothing in this Settlement Agreement shall prevent Settling Defendants from disclosing such information to their insurers if requested by those insurers. The Parties may, at their discretion, issue publicity, press release, or other public statements regarding this Settlement, whether unilaterally or as jointly agreed to in writing by all Parties. Any jointly agreed or other statement shall not limit Settling Defendants’ ability to provide information about the Settlement to their employees, accountants, attorneys, insurers, shareholders, or other stakeholders or in accordance with legal requirements, or to limit Class Counsel’s ability to provide Notice or information about the Settlement to Settlement Class Members or in accordance with legal requirements.
13.16.    Exhibits. All exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of the exhibits are expressly made a part of this Settlement Agreement.
13.17.    Notices to Parties. Any notice, request, instruction, or other document to be delivered pursuant to this Settlement Agreement shall be sent to the appropriate Party by (i) electronic mail; and (ii) overnight courier, delivery confirmation requested:
If to Settling Defendants:

The Chemours Company
Office of the General Counsel
1007 Market Street
Wilmington, DE 19801
Attn: Kristine M. Wellman
kristine.m.wellman@chemours.com

With a copy to:
Jeffrey M. Wintner
Graham W. Meli
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
jmwintner@wlrk.com
gwmeli@wlrk.com

DuPont de Nemours, Inc.
974 Centre Rd.
Wilmington, DE 19806
Attn: Erik T. Hoover
erik.t.hoover@dupont.com

With a copy to:

Kevin T. Van Wart
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
kevin.vanwart@kirkland.com

Corteva Inc.
974 Centre Road
Building 735
Wilmington, DE 19805
Attn: Cornel B. Fuerer
cornel.b.fuerer@corteva.com

With a copy to:

Michael T. Reynolds
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
mreynolds@cravath.com

EIDP, Inc.
974 Centre Road
Building 735
Wilmington, DE 19805
Attn: Thomas A. Warnock
thomas.a.warnock@corteva.com

With a copy to:

Michael T. Reynolds
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
mreynolds@cravath.com
If to the Class Representatives, Class Counsel, or Settlement Class Members:

Michael A. London
Douglas & London, P.C.
59 Maiden Lane, 6th Floor
New York, New York 10038
mlondon@douglasandlondon.com
Paul J. Napoli
Napoli Shkolnik
1302 Avenida Ponce de Leon
San Juan, Puerto Rico 00907
PNapoli@NSPRLaw.com
Scott Summy
Baron & Budd
3102 Oak Lawn Avenue, Suite 1100
Dallas, Texas 75219
ssummy@baronbudd.com
Elizabeth A. Fegan
Fegan Scott
150 S Wacker Dr, 24th Floor
Chicago, Il 60606
Beth@feganscott.com
13.18.    Governing Law. This Settlement Agreement, including its construction and interpretation, shall be governed by and construed in accordance with the substantive law of the State of South Carolina, without regard to any choice-of-law rules that would require the application of the law of another jurisdiction.
13.19.    When Settlement Agreement Becomes Effective. This Settlement Agreement shall become effective upon its execution by Settling Defendants and Class Counsel on the Settlement Date, subject to the approval of the Court and the termination provisions set forth herein.

13.20.    Counterparts. This Settlement Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. It shall not be necessary for any counterpart to bear the signature of all Parties.
13.21.    Captions. The captions, titles, headings, or subheadings of the sections and paragraphs of this Settlement Agreement have been inserted for convenience of reference only and shall have no effect upon the construction or interpretation of any part of this Settlement Agreement.
13.22.    Electronic Signatures. Any Party may execute this Settlement Agreement by having their respective duly authorized signatory sign their name on the designated signature block below and transmitting that signature page electronically to counsel for all of the Parties. Any signature made and transmitted electronically for the purpose of executing this Settlement Agreement shall be deemed an original signature for purposes of this Settlement Agreement, and shall be binding upon the Party transmitting their signature electronically.
13.22     Effect on Existing EPA Consent Order Obligations or Leach Settlement. Nothing in this Settlement Agreement is intended to nor shall alter, change, or amend any obligations of any Settling Defendant or Released Persons under (a) the 2009 Administrative Order on Consent entered into with the United States Environmental Protection Agency as set forth in Docket Nos. SDWA-03-2009-0127-DS and SDWA-05-2009-0001, and as amended, including the First Amendment of January 5, 2017; or (b) the November 17, 2004 Class Action Settlement Agreement in Leach et al. v. E.I. du Pont de Nemours and Co. et al., Case No. 01-C-608 (Wood Cty. W. Va. Cir. Ct.).

Agreed to this 30th day of June, 2023.

CLASS COUNSEL:		SETTLING DEFENDANTS

By:	/s/ MICHAEL A. LONDON	The Chemours Company
Michael A. London
	DOUGLAS & LONDON, P.C.	By:	/s/ KRISTINE M. WELLMAN
	59 Maiden Lane, 6th Floor		Name:	Kristine M. Wellman
	New York, NY 10038		Title:	Senior Vice President, General Counsel
and Corporate Secretary

By:	/s/ SCOTT SUMMY	The Chemours Company, FC, LLC
Scott Summy
	BARON & BUDD, P.C.	By:	/s/ KRISTINE M. WELLMAN
	3102 Oak Lawn Avenue		Name:	Kristine M. Wellman
	Suite 1100		Title:	Senior Vice President and
	Dallas, Texas, 75219			General Counsel

DuPont de Nemours, Inc.
By:	/s/ PAUL J. NAPOLI
	Paul J. Napoli	By:	/s/ ERIK T. HOOVER
	NAPOLI SHKOLNIK		Name:	Erik T. Hoover
	1302 Ponce de Leon		Title:	Senior Vice President and
	San Juan, Puerto Rico 00907			General Counsel

Corteva, Inc.
By:	/s/ ELIZABETH A. FEGAN
	Elizabeth A. Fegan	By:	/s/ CORNEL B. FUERER
	150 S. Wacker Dr., 24th Fl.		Name:	Cornel B. Fuerer
	Chicago, IL 60606		Title:	Senior Vice President, General Counsel

E.I. DuPont de Nemours and Company
n/k/a EIDP, Inc.

		By:	/s/ THOMAS A. WARNOCK
			Name:	Thomas A. Warnock
			Title:	Associate General Counsel and
Assistant Secretary

Table of Contents

Exhibit	Document	Referenced in MSA Section
A	Proposed Preliminary Approval Order	§ 2.35; § 9.1.1; § 9.2.1; §9.2.2; § 9.3
B	Proposed Final Approval Order	§ 2.34; § 9.1.2; § 9.8.1; § 9.8.3
C	Allocation Procedures	§ 2.3; § 3.3; § 8.4; § 8.12; § 11.3; § 11.5.1
D	Claims Forms	§ 2.8; § 3.3
E	Long Form Notice	§ 2.30; § 9.2.1; § 9.2.2
F	Summary Notice	§ 2.59
G	Notice Plan	§ 2.32; § 9.2.1
H	Escrow Agreement	§ 2.20
I	Excluded state-owned Public Water Systems	§ 5.1.2(b); § 5.1.2(d); § 5.1.3
J	Excluded federal-owned Public Water Systems	§ 5.1.2(c); § 5.1.2(d); § 5.1.3
K	IRS Form 1098-F Authorization Letter	§ 11.6.2
L	Stipulation of Dismissal	§ 12.3